EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Reminder:  Conference Call Today at 2:30 ET, Dial In (866) 206-7204, ID# 1299281

AdvanSource Biomaterials Reports Second Quarter Financial Results

Operating Performance Improves

WILMINGTON, MA, November 12, 2008. AdvanSource Biomaterials Corporation (NYSE Alternext US: ASB), a leading developer of advanced polymer materials for a broad range of medical devices, today reported financial results for the fiscal second quarter and six months ended September 30, 2008.  The Company’s financial condition and results of operations, which are based on the Company’s continuing operations, exclude the financial condition and results of operations of Gish BioMedical, Inc. and Catheter and Disposables Technology, Inc.  (“CDT”), both formerly wholly-owned subsidiaries of the Company, which were sold during the fiscal year ended March 31, 2008.

Fiscal 2009 Second Quarter and First Half Highlights:

•	Fiscal second quarter revenues rose 88% to $989,000 compared to the prior year period;

•	Royalties and development fees rose to $580,000 for the three months ended September 30, 2008, an increase of 30% over the year-earlier period; and

•	Net loss from continuing operations for the quarter declined to $327,000, or $0.02 per diluted share, from $896,000, or $0.04 per share in the prior year period.

Financial Results

For the fiscal second quarter ended September 30, 2008, revenues rose to $989,000 from $525,000 in the year-earlier period.  Net loss and net loss from continuing operations decreased to $327,000, or $0.02 per diluted share as compared to the year-earlier period net loss from continuing operations of $896,000, or $0.04 per diluted share.  In the year-earlier period, net loss was $1.2 million, or $0.06 per diluted share, and included a $341,000 loss, or $0.02 per diluted share, primarily from discontinued operations of CDT.

For the six months ended September 30, 2008, revenues were $1.9 million as compared to $1.4 million in the year-earlier period, an increase of 35%.  Net loss and net loss from continuing operations decreased to $886,000, or $0.04 per diluted share.  These results compare to a year-earlier period net loss of $3.1 million, comprised of a net loss from continuing operations of $991,000, or $0.05 per diluted share, and net loss from discontinued operations of $2.1 million, or $0.10 per diluted share, as a result of the sales of Gish and CDT.

The growth in revenues during the three months ended September 30, 2008 was due to increases in both product sales and royalties and development fees.  Product sales rose to $409,000 from $77,000 in the year-earlier period.  Fiscal second quarter product sales rose 31% from $313,000 in first quarter of the fiscal year.

During the three months ended September 30, 2007, the Company experienced a decline in shipments of its advanced polymers at that time due to delayed production of certain polymers.  The Company restarted production of these polymers for shipment to customers during the past year after implementing improvements in its manufacturing and quality systems.

Fiscal second quarter royalties and development fees rose to $580,000, a 30% increase from $448,000 in the year-earlier period.  Gross profit increased during the three months ended September 30, 2008 primarily due to overall revenue growth.

Selling, general and administrative expenses decreased to $722,000 during the fiscal second quarter ended September 30, 2008, when compared to the prior year period, attributable, in part, to incremental professional  and recruiting fees incurred in the prior year period which did not re-occur.  Selling, general and administrative expenses increased to $1.6 million during the six months ended September 30, 2008, primarily due to the hire of a Global Sales Director and significant expansion of marketing, sales and branding initiatives. During the past year, the Company has made a substantial investment in infrastructure and systems improvements.

The Company's cash and cash equivalents balance at September 30, 2008 was $5.4 million and working capital was $5.5 million.

Commenting on AdvanSource’s performance, President and CEO Michael Adams said:  "We are encouraged by our second fiscal quarter financial results which reflect a strong improvement in our quality systems and manufacturing processes. The level of interest in our AdvanSource Biomaterials brand continues to rise as we are seeing a steady increase in inquiries generated by the proactive marketing effort  both in the US and Europe. The European clinical trial of CardioPass™, our synthetic coronary artery bypass graft, is continuing at two sites with two graft sizes. CardioPass™ is a breakthrough device that reflects AdvanSource's unique strength in polymer science."

CONFERENCE CALL & REPLAY INFORMATION

AdvanSource will host a conference call with investors at 2:30 p.m. ET on Wednesday, November 12, 2008 to discuss its fiscal second quarter 2009 financial results. Participants should dial-in (866) 206-7204 Conference ID# 1299281 or (703) 639-1114 outside the U.S. Please dial-in 10 minutes before the call is scheduled to begin. A replay will be available approximately two hours after the conference call ends for a period of two weeks at (888) 266- 2081 reference # 1299281 or (703) 925-2533 outside the U.S.

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials which provide critical characteristics in the design and development of medical devices. The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states. AdvanSource’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income. The Company is conducting a clinical trial for regulatory approval at two sites in Europe for its CardioPass™ synthetic coronary bypass graft.  More information about AdvanSource is available at its website: www.advbiomaterials.com

Forward-Looking Statements:
AdvanSource believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review AdvanSource’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and its Quarterly Report for the period ended June 30, 2008.  AdvanSource assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:

Eric Walters                                                                    Sylvia Dresner
Vice President & CFO                                                   Senior Vice President
AdvanSource Biomaterials                                           VMW Corporate & Investor Relations
978-657-0075                                                                   212-616-6161
info@advbiomaterials.com                                           info@vmwcom.com

(FINANCIAL TABLES FOLLOW)

AdvanSource Biomaterials Corporation
Condensed Consolidated Balance Sheets
(Unaudited - in thousands, except share and per share amounts)

	September 30,	March 31,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$5,448	$6,733
Accounts receivable-trade, net of allowance of $5 and $6 as of September 30, 2008 and March 31, 2008, respectively	71	46
Accounts receivable-other	541	480
Inventories	264	149
Prepaid expenses and other current assets	187	149
Total current assets	6,511	7,557
Property, plant and equipment, net	3,432	3,339
Goodwill	487	487
Other assets	18	178
Total assets	$10,448	$11,561
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$350	$370
Accrued expenses	417	698
Deferred revenue	117	148
Current liabilities of discontinued operations	149	149
Total current liabilities	1,033	1,365
Commitments and contingencies
Stockholders' equity:
Preferred stock; $0.001 par value; 5,000,000 shares authorized; 500,000 shares issued and none outstanding as of September 30, 2008 and March 31, 2008	-	-
Common stock; $0.001 par value; 50,000,000 shares authorized; 21,125,988 shares and 21,067,313 issued and outstanding as of September 30, 2008 and March 31, 2008, respectively	21	21
Additional paid-in capital	38,671	38,566
Accumulated deficit	(29,277)	(28,391)
Total stockholders' equity	9,415	10,196
Total liabilities and stockholders' equity	$10,448	$11,561

AdvanSource Biomaterials Corporation
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	For The Three Months Ended September 30,		For The Six Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Product sales	$409	$77	$722	$431
Royalties and development fees	580	448	1,141	946
	989	525	1,863	1,377
Cost of sales	380	334	727	509
Gross profit	609	191	1,136	868
Operating expenses:
Research, development and regulatory	231	313	414	543
Selling, general and administrative	722	871	1,646	1,421
	953	1,184	2,060	1,964
Loss from operations	(344)	(993)	(924)	(1,096)
Interest income	17	97	38	105
Net loss from continuing operations	(327)	(896)	(886)	(991)
Loss from discontinued operations of Gish and CDT	-	(346)	-	(901)
Income (loss) on sale of Gish	-	5	-	(1,173)
Net loss from discontinued operations of Gish and CDT	-	(341)	-	(2,074)
Net loss	$(327)	$(1,237)	$(886)	$(3,065)
Net loss per common share, basic and diluted:
Net loss per common share, continuing operations	$(0.02)	$(0.04)	$(0.04)	$(0.05)
Net loss per common share, discontinued operations	-	(0.02)	-	(0.10)
Net loss per common share	$(0.02)	$(0.06)	$(0.04)	$(0.15)
Shares used in computing net loss per common share, basic and diluted	21,084	20,043	21,076	20,037